Exhibit 15.1

Awareness of Independent Registered
Public Accounting Firm

We acknowledge the incorporation by reference in the August 26, 2009 Registration Statement on Form S-3 (Registration No. _________) of Simmons First National Corporation of our reports dated May 5, 2009 and August 10, 2009 included with the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.  Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ BKD, LLP

Pine Bluff, Arkansas
August 26, 2009